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                                  EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, made this _____ day of February, 1996, by and between Sarah Acquisition Corporation, a Florida corporation ("SAC"), and Karts International Incorporated, a Nevada corporation ("KII") (the two corporate parties hereto being sometimes collectively referred to as the "Constituent Corporations"),

                             W I T N E S S E T H :

         WHEREAS, the Boards of Directors of SAC and KII have adopted resolutions declaring the advisability of the proposed merger (the "Merger") of SAC with KII upon the terms hereinafter set forth and the Boards of Directors of SAC and KII have by resolution adopted and approved this Agreement and Plan of Merger (the "Agreement") and both such Boards of Directors have directed that this Agreement be submitted to the shareholders of SAC and KII for their approval; and

         WHEREAS, the Merger is intended to constitute a reorganization within the meaning of Section 368(a)(1)(F) or Section 368(a)(1)(A) of the Internal Revenue Code of 1986; and

         WHEREAS, as and when required by the provisions of this Agreement, all such action as may be necessary or appropriate shall be taken by SAC and KII, as appropriate, in order to consummate the Merger;

         NOW, THEREFORE, the Constituent Corporations do hereby agree to merge on the terms and conditions herein provided, as follows:

                                   ARTICLE I
                                    General

         1.1 Agreement to Merge. The parties to this Agreement agree to effect the Merger herein provided for, subject to the terms and conditions set forth herein.

         1.2 Effective Time of the Merger. The Merger shall be effective at 5:01 p.m. on the date the Articles of Merger are filed with the Secretary of State of Nevada. The date and time the Merger becomes effective is referred to as the "Effective Time of the Merger."

         1.3 Surviving Corporation. Upon the Effective Time of the Merger, SAC shall be merged into KII, and KII shall be the surviving corporation, governed by the laws of the State of Nevada (hereinafter sometimes called the "Surviving Corporation").

         1.4 Articles of Incorporation and Bylaws. Upon the Effective Time of the Merger, the Articles of Incorporation and Bylaws of KII in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, subject always to the right of the Surviving Corporation to amend its Articles of Incorporation
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and Bylaws in accordance with the laws of the State of Nevada and the provisions of the Articles of Incorporation and Bylaws.

         1.6 Directors and Officers. The directors and officers of KII in office at the Effective Time of the Merger shall be and constitute the directors and officers of the Surviving Corporation, each holding the same office and/or directorship in the Surviving Corporation as he or she held in KII for the terms elected and/or until their respective successors shall be elected or appointed and qualified.

         1.7 Effect of the Merger. On and after the Effective Time of the Merger, subject to the terms and conditions of this Agreement, the separate existence of SAC shall cease, the separate existence of KII, as the Surviving Corporation, shall continue unaffected by the Merger, except as expressly set forth herein, and the Surviving Corporation shall succeed, without further action, to all the properties and assets of SAC of every kind, nature and description and to SAC's business as a going concern. The Surviving Corporation shall also succeed to all rights, title and interests to all real estate and other property owned by SAC without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens thereon. All liabilities and obligations of SAC shall become the liabilities and obligations of the Surviving Corporation and any proceedings pending against SAC will be continued as if the Merger had not occurred.

         1.8 Further Assurances. SAC hereby agrees that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action and give such assurances as the Surviving Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this
Article I and otherwise to carry out the intent and purposes thereof.

         KII, as the Surviving Corporation, agrees that it will promptly pay to any dissenting shareholder of any Constituent Corporation, in accordance with the applicable provisions of Florida and Nevada law, such amount as such dissenting shareholder shall be entitled to receive under Florida and Nevada law as a dissenting shareholder.

                                   ARTICLE II
                 Capital Stock of the Constituent Corporations

         2.1 KII Capital Stock. Upon the Effective Time of the Merger, by virtue of the Merger and without any action on the part of SAC, KII or the holders of any of the common stock ("KII Common Stock") of KII, each issued and outstanding share of KII Common Stock shall be cancelled and shall no longer be outstanding.

         2.2 SAC Capital Stock. Upon the Effective Time of the Merger, by virtue of the Merger and without any action on the part of SAC, KII or the holders of any of the common





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stock ("SAC Common Stock") of SAC, each share of issued and outstanding SAC
Common Stock shall be converted into the right to receive 1/250 share of KII Common Stock. Upon the Effective Time of the Merger, any shares of capital stock held in the treasury of SAC shall be cancelled and no shares of KII Common Stock shall be issued in respect thereof.

         2.3 Exchange Procedure. At or following the Effective Time of the Merger, upon surrender of any certificate representing SAC Common Stock, if applicable, the Surviving Corporation shall, in exchange therefor, cause to be issued to the holder of such certificate a new certificate representing KII Common Stock pursuant to Section 2.2, less any amount required to be withheld under applicable federal, state or local tax requirements, and such certificate forthwith shall be cancelled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the merger consideration, without interest and less any tax withholding.

         2.4 Dissenting Shares. Each share of SAC or KII Common Stock issued and outstanding immediately prior to the Effective Time of Merger not voted in favor of the Merger and the holder of which has given written notice of the exercise of dissenter's rights as required by applicable law is herein called a "Dissenting Share." Dissenting Shares shall not be converted into or represent the right to receive the merger consideration pursuant to Sections 2.1, 2.2, or 2.3 hereof and shall be entitled only to such rights as are available to such holder pursuant to applicable law unless the holder thereof shall have withdrawn or forfeited his dissenter's rights. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the provisions of applicable law. If any holder of Dissenting Shares shall effectively withdraw or forfeit his dissenter's rights under applicable law, such Dissenting Shares shall be converted into the right to receive the merger consideration in accordance with the provisions of Sections 2.1, 2.2 and 2.3.

                                  ARTICLE III
                           Termination and Amendment

         3.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, whether before or after action thereon by the shareholders of the Constituent Corporations, by the mutual written consent of the Boards of Directors of SAC and KII.

         3.2 Consequences of Termination. In the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 3.1 hereof, this Agreement shall be of no further force or effect.

         3.3 Modification, Amendment, etc. Any of the terms or conditions of this Agreement may be waived at any time, whether before or after action thereon by the shareholders of the Constituent Corporations, by the party entitled to the benefits thereof, and this Agreement may be modified or amended at any time, whether before or after action thereon by the shareholders of the Constituent Corporations, to the full extent permitted by the corporate laws of the States of Florida and Nevada. Any waiver, modification or amendment shall be effective only if reduced to writing and executed by the duly authorized representatives of the Constituent Corporations.





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                                   ARTICLE IV
                                 Miscellaneous

         4.1 Expenses. The Surviving Corporation shall pay all expenses of carrying this Agreement into effect and accomplishing the Merger herein provided for.

         4.2 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

         4.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original instrument, and all such counterparts together shall constitute only one original.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by an officer duly authorized thereunto as of the date first above written.

                                         SARAH ACQUISITION CORPORATION


                                         By: /s/ TIMOTHY P. HALTER
                                           ------------------------------------
                                             Timothy P. Halter, Vice President


                                         KARTS INTERNATIONAL INCORPORATED


                                         By: /s/ TIMOTHY P. HALTER
                                           ------------------------------------
                                             Timothy P. Halter, Vice President





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